Exhibit 99.1

Marinus Pharmaceuticals Announces $32.5 Million Revenue Interest Financing Agreement with Sagard Healthcare Partners

$32.5 million upfront payment provides non-dilutive capital to further support commercialization of ZTALMY® (ganaxolone); projected to extend cash runway into 2024

RADNOR, Pa. – October 31, 2022 – Marinus Pharmaceuticals, Inc. (Nasdaq: MRNS), a pharmaceutical company dedicated to the development of innovative therapeutics to treat seizure disorders, today announced that it has entered into a revenue interest financing agreement with Sagard Healthcare Partners for a total of $32.5 million upfront in return for payments based on U.S. net sales of ganaxolone, including the recently approved ZTALMY® (ganaxolone) oral suspension CV.

“This $32.5 million of non-dilutive capital is expected to provide a meaningful extension of our cash runway into the first quarter of 2024,” said Steven Pfanstiel, Chief Financial Officer of Marinus. “Importantly, this supports continued commercial and R&D investment inclusive of our current ZTALMY launch, as well as our ongoing Phase 3 trials in refractory status epilepticus and tuberous sclerosis complex.”

Under the terms of the revenue interest financing agreement, Sagard will provide Marinus with an upfront cash payment of $32.5 million in exchange for tiered payments on annual U.S. net sales of ganaxolone, including ZTALMY, as follows: 7.5% on net sales through the first half of 2026; after that, 15% on net sales less than $100 million annually; and 7.5% on net sales greater than $100 million annually, providing an average rate of approximately 10% based on current sales forecasts. The total amount payable by Marinus to Sagard is capped at 1.9x of the upfront payment, with the ability to redeem the revenue interest financing agreement at lower multiples within the first four years from funding. Upon achievement of the cap amount, the revenue interest financing agreement will terminate.

“Sagard is excited to complete this transaction with Marinus and help support the ongoing launch of ZTALMY and the development of ganaxolone,” said Raja Manchanda, Partner at Sagard. “Sagard’s investment reflects our confidence in Marinus’ commercial opportunity and their mission to help provide patients with access to an important and novel therapy for the treatment of seizure disorders.”

Morgan Stanley & Co. LLC acted as lead structuring agent and H.C. Wainwright & Co. acted as co-structuring agent on this transaction. Marinus was represented in the transaction by Hogan Lovells US LLP. Sagard was represented in the transaction by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

About Marinus Pharmaceuticals

Marinus is a commercial-stage pharmaceutical company dedicated to the development of innovative therapeutics for seizure disorders. The Company’s commercial product, ZTALMY® (ganaxolone) oral suspension CV, has been approved by the U.S. FDA for the treatment of seizures associated with CDKL5 deficiency disorder in patients two years of age and older. The potential of ganaxolone is also being studied in other rare seizure disorders, including in Phase 3 trials in tuberous sclerosis complex and refractory status epilepticus. Ganaxolone is a

Exhibit 99.1

neuroactive steroid GABAA receptor modulator that acts on a well-characterized target in the brain known to have anti-seizure effects. It is being developed in IV and oral formulations to maximize therapeutic reach for adult and pediatric patients in acute and chronic care settings. For more information visit www.marinuspharma.com.

About Sagard

Sagard is a multi-strategy alternative asset manager with more than US$14 billion under management and professionals located in Canada, the U.S. and Europe. Sagard seeks attractive investment returns by combining its entrepreneurial and disciplined culture with flexible capital and a unique global network of portfolio companies, limited partners, advisors and other valued relationships. As a firm, Sagard operates platforms that invest across five asset classes: venture capital, private equity, private credit, real estate and healthcare royalties. Through its ecosystem partners, Sagard also engages in private wealth management and new venture creation.

Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Marinus, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may", "will", "expect", "anticipate", "estimate", "intend", "believe", and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Examples of forward-looking statements contained in this press release include, among others, the expected benefits from the revenue interest financing agreement with Sagard and its impact on our cash runway; our commercialization plans with respect to ZTALMY and the expected timing thereof; our expected clinical development plans, enrollment in our clinical trials, regulatory communications and submissions for ganaxolone, and the timing thereof; and other statements regarding the Company's future operations, financial performance, financial position, prospects, objectives and other future events.

Forward-looking statements in this press release involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, uncertainties and delays relating to the design, enrollment, completion, and results of clinical trials; unanticipated costs and expenses; the company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; clinical trial results may not support regulatory approval or further development in a specified indication or at all; actions or advice of the FDA or EMA may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; delays, interruptions or failures in the manufacture and supply of our product candidates; the company’s ability to obtain additional funding to support its clinical development and commercial programs; and the effect of the COVID-19 pandemic on our business, the medical community, regulators and the global economy. This list is not exhaustive and these and other risks are described in our periodic reports, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any

Exhibit 99.1

forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Company Contact
Sasha Damouni Ellis
Vice President, Corporate Affairs & Investor Relations
Marinus Pharmaceuticals, Inc.
sdamouni@marinuspharma.com